Exhibit 10.2

CREATIVE REALITIES, INC.

PROMISSORY NOTE

$4,000,000.00	March 14, 2025
Louisville, Kentucky, USA

FOR VALUE RECEIVED, the receipt of which is hereby acknowledged CREATIVE REALITIES, INC., a Minnesota corporation (“CRI”), and Reflect Systems, Inc., a Delaware corporation (“RSI” and together with CRI, each a “Borrower” and collectively, the “Borrowers”), hereby, jointly and severally, promise to pay to the order of RSI EXIT CORPORATION, a Texas corporation, in its capacity as the representative of the Eligible Stockholders (the “Stockholders’ Representative”), the principal amount of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), plus interest thereon, under the terms set forth herein. This Note is issued pursuant to the terms of the Agreement and Plan of Merger (as amended, the “Agreement”) among CRI, RSI and the Stockholders’ Representative dated November 12, 2021; capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Agreement.

1.    Interest. The outstanding principal balance of this Promissory Note (this “Note”) outstanding from time to time shall bear interest from the date hereof at the rate of fourteen percent (14%) per annum (the “Interest Rate”), and such accrued but unpaid interest shall be payable monthly in arrears in accordance with the Amortization Schedule attached hereto and made apart hereof; provided that during the continuance of an Event of Default or any non-payment of the scheduled payment under this Note as the result of the terms of the Subordination Agreement (as described in Section 3), outstanding principal balance of this Note shall bear interest from the date hereof at a rate equal to the Interest Rate plus 3% per annum (the (“Default Rate”). All interest shall be computed on the basis of the actual number of days elapsed in a year of 365 days. In no event shall interest payable by Borrowers to the Stockholders’ Representative hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Note is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law. All interest accrued in excess of the Interest Rate shall be payable on the maturity or acceleration of the Note.

2.    Payments and Prepayments.

(a)    Borrowers shall, jointly and severally, make payment of the amounts evidenced by this Note in accordance with the Amortization Schedule attached hereto and made apart hereof. Any remaining or unpaid principal and interest shall be due and payable on September 14, 2027 (the “Maturity Date”).

(b)    The principal balance of this Note (together with accrued but unpaid interest on such principal amount) may be prepaid in whole at any time or in part from time to time on or before the Maturity Date. Any such prepayment of principal shall be accompanied by the applicable Make-Whole Payment. As used in this Note,

“Make-Whole Payment” means an amount equal to the value as of the Prepayment Date of the Calculated Payments.  The calculation of the Make-Whole Payment shall be made by the Borrowers and shall, absent manifest error, be final, conclusive and binding upon the parties.

“Prepayment Date” means the date on which the applicable prepayment is made.

“Calculated Payments” means the aggregate monthly payments of interest that would be due after the Prepayment Date through the Maturity Date on the principal amount of the Note being prepaid on the Prepayment Date, assuming an interest rate per annum in the percentage, if any, by which the Interest Rate exceeds the Yield Maintenance Treasury Rate.

“Yield Maintenance Treasury Rate” means the rate published as “Treasury Constant Maturities” as of 5:00 p.m., New York time, for the date a prepayment subject to a Make-Whole Premium is made, as shown at https://www.federalreserve.gov/releases/h15/ (or any successor publication) published by the Board of Governors of the Federal Reserve System, for 1-year obligations.

“Change of Control” means any one of the following: (a) an acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of 50% or more of either: (1) the then-outstanding common stock of CRI (the “Stock”); or (2) the combined voting power of CRI’s outstanding voting securities, immediately after such acquisition, entitled to vote generally in the election of directors; (b) approval by the shareholders of CRI of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other securities so that after the immediately previous owners of 50% of the Stock and other voting securities do not own 50% of the Stock and other voting securities either legally or beneficially; (c) the sale, transfer or other disposition of all or substantially all of CRI’s assets in a transaction with a third party; or (d) a merger of CRI with another entity after which the pre-merger shareholders of CRI own less than 50% of the issued and outstanding voting securities of the surviving corporation.

(c)    Any and all amounts payable by Borrowers under this Note shall be made to Computershare Trust Company, N.A. and Computershare Inc. (collectively, the “Agent”) for distribution pursuant to the terms of, and subject to the condition set forth in, that certain Exchange Agent Agreement dated February 17, 2022 by and between CRI and the Agent.

3.    Subordination. This Note is subject to a Subordination Agreement dated of even date herewith between the First Merchants Bank, an Indiana bank (“Senior Lender”), and Stockholders’ Representative, as the same may be amended, restated, supplemented or otherwise modified from time to time.

4.    Unsecured Obligations. This Note is unsecured in all respects.

5.    Representations and Warranties. CRI is duly formed and validly existing and in good standing under the laws of the State of Minnesota, with the power and authority to own its properties and conduct its business as now conducted and proposed to be conducted. RSI is duly formed and validly existing and in good standing under the laws of the State of Delaware, with the power and authority to own its properties and conduct its business as now conducted and proposed to be conducted. Each Borrower has the full legal power, right and authority to enter into this Note. This Note has been duly executed and delivered by the Borrowers and constitutes the valid and binding obligations of the Borrowers, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.    Event of Default. Any of the following shall constitute an “Event of Default”:

(i)    A default in the payment in full of any amounts due and owing under this Note on or prior to the due date therefor as specified in Section 1 above, subject to Borrower’s ability cure such default within ten (10) days of such due date;

(ii)    If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Borrower shall (A) commence a voluntary case or proceeding; (B) consent to the entry of an order for relief against it in an involuntary case; (C) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (D) make an assignment for the benefit of its creditors;

(iii)    If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against either Borrower in an involuntary case, (B) appoints a trustee, receiver, assignee, liquidator or similar official for either Borrower or substantially all of either Borrower’s properties, or (C) orders the liquidation of either Borrower, and in each case the order or decree is not dismissed within ninety (90) days; or

(iv)    The occurrence of a Change of Control.

Upon the occurrence of an Event of Default, then the Stockholders’ Representative may by notice in writing to the Borrowers, declare this Note to be forthwith due and payable and thereupon this Note will be and become due and payable, together with interest accrued thereon (provided that if an Event of Default results from the filing of a voluntary or involuntary petition in any bankruptcy proceeding in which any Borrower is the debtor, the Note thereupon will immediately become due and payable, with interest accrued thereon, without any notice from the Stockholders’ Representative of the Note or otherwise), and may take any action or proceeding at law for the protection of the collective interest of the Stockholders’ Representative of the Note to collect and enforce payment, and the Borrowers will pay all expenses, court costs and reasonable attorneys’ fees incurred in connection with or arising out of any default hereunder. The Borrowers shall be responsible for the Stockholders’ Representative’s costs reasonably incurred in the collection of amounts owing under this Note (as set forth in Section 8(g) below), and if any such costs are incurred, then amounts received from Borrowers under this Note shall first be applied to costs of collection, then to the principal balance under this Note.

7.    Notices. All notices under this Note must be in writing and will be deemed to have been duly given when delivered in accordance with Section 11.1 of that certain Agreement and Plan of Merger, dated as of November 12, 2021, as amended, by and among Borrowers, Stockholders’ Representative, and CRI Acquisition Corporation, a Delaware corporation.

.

8.    General Provisions.

(a)    Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of this Note, the Borrowers shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal and interest amount of this Note.

(b)    Any provision of this Note may be amended, waived or modified upon the written agreement of the Borrowers and the Stockholders’ Representative. Any waiver of any provision of this Note shall be effective only in the specific instance and for the specific purpose for which given.

(c)    The rights and obligations of the Borrowers and the Stockholders’ Representative of this Note shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

(d)    This Note shall be governed by and construed under the laws of the State of Delaware, without regard to its conflicts-of-law provisions.

(e)    No delay or failure on the part of the Stockholders’ Representative to collect amounts owing under this Note or to exercise any rights or remedies hereunder or under applicable law shall operate as a waiver thereof.

(f)    Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

(g)    The Borrowers shall, jointly and severally, pay all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) incurred by the Stockholders’ Representative, its successors and permitted assigns in connection with the enforcement or protection of its rights in connection with this Note.

(h)    This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Note may be transmitted by facsimile or email PDF and such facsimile or email PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Borrowers has caused this Note to be executed and delivered by its duly authorized representative as of the date indicated above.

CREATIVE REALITIES, INC., a Minnesota corporation

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

REFLECT SYSTEMS, INC., a Delaware corporation

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

Acknowledged and Agreed:

RSI EXIT CORPORATION,
as Stockholders’ Representative

By:	/s/ William Warren
Name:	William Warren
Title:	President

AMORTIZATION SCHEDULE

Payment Date	Installment Number	Beginning Principal Balance	Interest Payment Amount	Principal Payment Amount	Total Payment Amount (Principal plus Interest)	Ending Principal Balance
04/14/2025	1	$ 4,000,000.00	$ 46,666.67	$ -	$ 46,666.67	$ 4,000,000.00
05/14/2025	2	$ 4,000,000.00	$ 46,666.67	$ -	$ 46,666.67	$ 4,000,000.00
06/14/2025	3	$ 4,000,000.00	$ 46,666.67	$ -	$ 46,666.67	$ 4,000,000.00
07/14/2025	4	$ 4,000,000.00	$ 46,666.67	$ -	$ 46,666.67	$ 4,000,000.00
08/14/2025	5	$ 4,000,000.00	$ 46,666.67	$ -	$ 46,666.67	$ 4,000,000.00
09/14/2025	6	$ 4,000,000.00	$ 46,666.67	$ -	$ 46,666.67	$ 4,000,000.00
10/14/2025	7	$ 4,000,000.00	$ 46,666.67	$ 62,639.24	$ 109,305.91	$ 3,937,360.76
11/14/2025	8	$ 3,937,360.76	$ 45,935.88	$ 63,370.03	$ 109,305.91	$ 3,873,990.72
12/14/2025	9	$ 3,873,990.72	$ 45,196.56	$ 64,109.35	$ 109,305.91	$ 3,809,881.37
01/14/2026	10	$ 3,809,881.37	$ 44,448.62	$ 64,857.29	$ 109,305.91	$ 3,745,024.08
02/14/2026	11	$ 3,745,024.08	$ 43,691.95	$ 65,613.96	$ 109,305.91	$ 3,679,410.11
03/14/2026	12	$ 3,679,410.11	$ 42,926.45	$ 66,379.46	$ 109,305.91	$ 3,613,030.66
04/14/2026	13	$ 3,613,030.66	$ 42,152.02	$ 67,153.89	$ 109,305.91	$ 3,545,876.77
05/14/2026	14	$ 3,545,876.77	$ 41,368.56	$ 67,937.35	$ 109,305.91	$ 3,477,939.42
06/14/2026	15	$ 3,477,939.42	$ 40,575.96	$ 68,729.95	$ 109,305.91	$ 3,409,209.47
07/14/2026	16	$ 3,409,209.47	$ 39,774.11	$ 69,531.80	$ 109,305.91	$ 3,339,677.67
08/14/2026	17	$ 3,339,677.67	$ 38,962.91	$ 70,343.00	$ 109,305.91	$ 3,269,334.67
09/14/2026	18	$ 3,269,334.67	$ 38,142.24	$ 71,163.67	$ 109,305.91	$ 3,198,171.00
10/14/2026	19	$ 3,198,171.00	$ 37,311.99	$ 71,993.92	$ 109,305.91	$ 3,126,177.08
11/14/2026	20	$ 3,126,177.08	$ 36,472.07	$ 72,833.84	$ 109,305.91	$ 3,053,343.24
12/14/2026	21	$ 3,053,343.24	$ 35,622.34	$ 73,683.57	$ 109,305.91	$ 2,979,659.67
01/14/2027	22	$ 2,979,659.67	$ 34,762.70	$ 74,543.21	$ 109,305.91	$ 2,905,116.45
02/14/2027	23	$ 2,905,116.45	$ 33,893.03	$ 75,412.88	$ 109,305.91	$ 2,829,703.57
03/14/2027	24	$ 2,829,703.57	$ 33,013.21	$ 76,292.70	$ 109,305.91	$ 2,753,410.86
04/14/2027	25	$ 2,753,410.86	$ 32,123.13	$ 77,182.78	$ 109,305.91	$ 2,676,228.08
05/14/2027	26	$ 2,676,228.08	$ 31,222.66	$ 78,083.25	$ 109,305.91	$ 2,598,144.83
06/14/2027	27	$ 2,598,144.83	$ 30,311.69	$ 78,994.22	$ 109,305.91	$ 2,519,150.61
07/14/2027	28	$ 2,519,150.61	$ 29,390.09	$ 79,915.82	$ 109,305.91	$ 2,439,234.79
08/14/2027	29	$ 2,439,234.79	$ 28,457.74	$ 80,848.17	$ 109,305.91	$ 2,358,386.62
09/14/2027	30	$ 2,358,386.62	$ 27,514.51	$ 81,791.40	$ 109,305.91	$ 2,276,595.22